FOR IMMEDIATE RELEASE

REALNETWORKS’ FOUNDER ROB GLASER STEPS DOWN AS CEO

Company appoints Robert Kimball President and Acting CEO

SEATTLE – January 13, 2010 Digital entertainment services company RealNetworks, Inc., (Nasdaq: RNWK) announced today that founder Rob Glaser has stepped down as CEO. He will remain chairman of the board of directors of RealNetworks. The company also announced that its board of directors has appointed Robert Kimball president and acting chief executive officer. The board also appointed Mr. Kimball to the board of directors.

“After nearly 16 years, I’ve decided it’s time for me to step away from day-to-day operations,” said Glaser. “I’m grateful to all of our stakeholders – customers, partners, shareholders, and most of all, employees – for the support and commitment they’ve given to RealNetworks. I remain committed to the company and look forward to continuing to serve in my capacity as board chairman.”

In February 1994, Mr. Glaser founded what was then known as Progressive Networks, a pioneer in the field of digital audio and video technology for the Internet. Under his leadership, Real has grown into a multinational company, providing digital entertainment products and services to hundreds of millions of consumers around the world.

“Few people have changed an industry and created a unique experience for billions of people,” said Jonathan Klein, a board member of RealNetworks and the co-founder and CEO of Getty Images. “Rob has changed the face of digital entertainment with RealNetworks’ streaming media products. At the same time Rob has had a profound impact on politics and philanthropy. I’m sure he will continue to do this extraordinary work as well as spending time with his wife and young children. We are grateful for all he has done for the company, the industry and employees, and are pleased that he will continue to serve on the board.”

Bob Kimball joined the company in 1999 and has been a member of the senior executive team since 2003. He most recently served as general counsel and executive vice president of corporate development at Real. “In the decade he’s been at Real, Bob has proven to be an outstanding business executive and leader, and under his leadership the company won’t skip a beat,” said Mr. Glaser. “Our board has great confidence in Bob, and he will be a candidate for the permanent CEO position as part of a formal search process that will begin soon.”

“I look forward to the opportunity ahead,” said Mr. Kimball. “Real has a great team in place, a strong financial position, close customer relationships and fantastic products. We plan to transform Real into a more focused and more profitable company that delivers value to our shareholders.”

For More Information:
Press:
Bill Hankes
206-892-6614
bhankes@real.com

Investors
Marj Charlier
206-892-6718
mcharlier@real.com

ABOUT REALNETWORKS
RealNetworks, Inc. delivers digital entertainment services to consumers via PC, portable music player, home entertainment system or mobile phone. Real created the streaming media category in 1995 and has continued to lead the market with pioneering products and services, including: RealPlayer, the first mainstream media player to enable one-click downloading and recording of Internet video; the award-winning Rhapsody® digital music service, which delivers more than 1 billion songs per year; RealArcade®, one of the largest casual games destinations on the Web; and a variety of mobile entertainment services, such as ringback tones, offered to consumers through leading wireless carriers around the world. RealNetworks’ corporate information is located at www.realnetworks.com/company.

RealNetworks, RealPlayer, Rhapsody and RealArcade are trademarks or registered trademarks of RealNetworks, Inc.

Forward Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to its prospects for future profitability and value creation. More information about potential risk factors that could affect Real’s business and financial results is included in Real’s annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and, from time to time, in other reports filed by Real with the Securities and Exchange Commission. Actual results may differ materially from estimates under different assumptions or conditions. Real assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.